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                                                                   EXHIBIT 10.34

May 1, 2002

Michael Bealmear
65 Inverrary Lane
Alamo, CA  94507

Dear Mike:

I am very pleased to offer you the position of Executive Vice President reporting to me. In this position, you will have the business title of President, Worldwide Field Operations responsible for all the Sybase Geography Field Operations (North America, Latin America, Asia and Europe). We anticipate you will make immediate contributions to Sybase and look forward to your start date of May 6, 2002.

Your compensation will consist of the following components:

         I. Base Salary: $400,000 per year to be paid semi-monthly at $16,666.67.

         II. Variable Incentive Bonus: You will be eligible for the FY2002 annual incentive bonus of $250,000. You will be guaranteed your variable incentive from your May 6, 2002 start date to the end of Q3 2002. Your quarterly target bonus for Q4 2002 will be $62,500, which will be paid only if you meet or exceed your target revenue and margin numbers for Q4. Each subsequent year, your compensation will be reviewed and a new compensation plan will be provided to you.

         III.     Stock Options

                  (1)      Sybase Stock Options

                           A recommendation will be made for you to be awarded an option to purchase 500,000 shares of Sybase common stock. The stock option price will be the closing price as quoted on NYSE on the date the option is granted.

                           The above Sybase options with respect to 6/48 of the shares will vest after the first six (6) months and the options with respect to 1/48 of the shares will vest each month for the following forty-two (42) months. Sybase has the right to cancel any unvested portion of your shares if your employment with the company is ended for any reason before four (4) years. If you do not receive your stock option agreements within four to six weeks from your employment start date, please contact Sybase Corporate Stock Administration immediately.

                           Additional shares of Sybase options may be recommended for you on an annual basis based on your job performance and contributions.

         IV. Change of Control Agreement - A change of control agreement (double trigger) will be recommended for you shortly after your employment start date. You will be receiving the agreement from Nita White-Ivy, Vice President of Worldwide Human Resources shortly after your first week of employment.

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         V.       Employee Benefits - You will be covered by the Sybase employee benefits program, a summary of which is enclosed. I understand, however, that you are currently covered by Covansys' health benefit programs and that you may not be interested in Sybase coverage for the next two years. Our "cafeteria" medical and prescription programs provide up to $383.43 of credit points for medical and prescription benefits, which are most likely better than Covansys. Should you not want to use these benefits, our program will only allow you to get a credit of $47.38 per month, which you can apply toward additional life or accidental death and dismemberment insurance.

         VI. Automobile Allowance - Should you not want to participate in Sybase's health benefit programs while you are covered under Covansys, or if you choose not to use the allowed credit for your additional life or accidental death and dismemberment insurance described above, we will provide you instead with $500 per month of automobile allowance. This allowance will cease as soon as you start participating in Sybase health benefit programs for yourself and/or your eligible dependents as described in V, above.

         VII. Financial and Tax Planning - Sybase has developed a comprehensive executive financial and tax planning program for its officers which we plan to roll out in January 2003. You will be eligible to participate in this program if and when it is launched.

         VIII. Business Travel - You will be able to travel with "business class" accommodations for all job-related air travel.

         IX. Consideration for Promotion to President and Chief Operating Officer (COO) - I understand that in accepting the position to head the worldwide field operations for Sybase, it is your desire to help Sybase execute to its revenue plans and strategic objectives. I also understand your career objective to eventually broaden your job scope and responsibilities at Sybase. Depending on your ability to perform to and achieve or exceed the targeted/budgeted revenues and contribution margins for all of your operations, plus other priority goals and objectives given to you, it is my intention to consider you for the position of President and Chief Operating Officer
                  (COO) for Sybase, Inc. Should another person be selected and appointed for the position of President and COO of Sybase, Inc., you have the option to submit your written resignation within 45 days of that person's appointment so you can pursue your career objectives outside of Sybase. Within seven days of the effective date of your resignation, Sybase will pay you a separation pay equal to one times your then annual base salary (net of applicable taxes and deductions). Sybase will not, however, have any obligation to pay you any separation payment under the following instances: (1) if you resign from the company other than following the event of the appointment of a President and COO as described above; (2) if you are asked to leave the company or if you are involuntarily terminated or you voluntarily resign "for cause."

                  For purposes of the above paragraph, "for cause" voluntary or involuntary termination is defined as: (1) unsatisfactory job performance and/or work behavior, (2) insubordination, (3) any act of personal dishonesty taken by you in connection with your job duties and responsibilities intended to result in your personal gain, (4) violation of company policies and/or misconduct on your part which is seriously injurious to the company, the company's reputation, or Sybase employees, and
                  (5) conviction of a felony.

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You agree that your employment with Sybase is "at will" and that you are free to resign your employment at any time with or without cause and that Sybase may also terminate your employment at any time with or without cause.

This offer is contingent upon: (1) satisfactory verification of your current and previous employment history, background checks and your academic degrees; and
(2) completion and signing of the enclosed Sybase Employment form, Notification and Authorization to Conduct Background Investigation form, and Sybase Statement of Values and Business Ethics.

The enclosed Non-Disclosure Agreement must be signed by all Sybase employees as a condition of employment, and Section 1 of the enclosed U.S. Department of Justice Immigration and Naturalization Service I-9 Form also must be completed. The enclosed Personal Data Sheet and W-4 must be completed to ensure that you receive your paychecks and other employee benefits in a timely manner. PLEASE SIGNIFY ACCEPTANCE OF THIS OFFER BY SIGNING ONE COPY OF THIS OFFER LETTER, INDICATING YOUR START DATE, AND RETURNING IT WITH THE AFOREMENTIONED ENCLOSED DOCUMENTS BY MAY 3, 2002 TO NITA WHITE-IVY AT HUMAN RESOURCES.

U.S. Federal law requires that we make this offer of employment contingent upon being able to produce proof that you have the legal right to work in the United States. Because satisfactory evidence of such proof must be presented in order for you to start employment, please bring your choice of required acceptable documentation (as stated on the enclosed I-9) with you on your first day to the New Hire Orientation with Human Resources.

We are very proud of our company's continuing success and look forward to your joining our very committed and hardworking team.

Sincerely,

/s/ JOHN S. CHEN

John S. Chen
Chairman, CEO and President

Enclosures

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I will start to work on 5/6/02. I certify that as of this date I will not be employed by, on the payroll of, or otherwise compensated by any other company, and that I have not received any consideration or promise of consideration from any other company based on my acceptance of employment with Sybase. I can produce satisfactory proof on my start date that I have the legal right to work in the United States.

I understand and agree that if I am hired by Sybase, I will be free to resign my employment at any time with or without cause and that Sybase may also terminate my employment at any time with or without cause. I understand that although Sybase has Human Resources policies relating to other terms and conditions of my employment, and that these policies and conditions may be changed from time to time by Sybase at its discretion, the voluntary "at will" nature of my employment may not be changed.

This employment offer, and an employment and change of control agreement which will be provided to me shortly after my employment start date, constitute the entire agreement and understanding between Sybase and me with regard to its offer of employment and supersedes any other negotiations, agreements, promises, understandings, and representations, whether written or oral.

 /s/ MICHAEL BEALMEAR                                              5/3/02
------------------------------                                      Date
     Michael Bealmear

Please indicate your termination date with current employer:  _____________

Name of current employer:  __________________